Exhibit 10.1

SUPERMEDIA INC.

AWARD AGREEMENT

(“Grantee”)

Date of Award:	[ ], 2013
Target Incentive Amount for 2013 Measurement Period:	$
Target Incentive Amount for 2014 Measurement Period:	$
Target Goals:	As set forth on Exhibit A

1.                                      GRANT OF AWARD.  The Compensation Committee (the “Committee”) of the Board of Directors of SuperMedia Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2009 Long Term Incentive Plan (the “Plan”) and 2013 Cash Long Term Incentive Plan, hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above (the “Date of Award”), an incentive bonus award that entitles you to become eligible to receive cash payment(s) from the Company in the amounts as determined as set forth on Exhibit A attached hereto (the “Incentive Amounts”), subject to the terms and conditions set forth in this Award Agreement (this “Agreement”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Plan.

Under this Agreement, you have an opportunity to earn an incentive cash payment based upon the achievement of the performance goals assigned to you by the Committee for each of the two fiscal years within the two-year period beginning January 1, 2013, and ending December 31, 2014 (such two-year period referred to herein as the “Performance Period,” and each fiscal year during the Performance Period referred to herein as a “Measurement Period”), as compared with the target performance goals established for you by the Committee for the applicable Measurement Period.  The target performance goals for the 2013 Measurement Period are set forth on Exhibit A and the target performance goals for the 2014 Measurement Period shall be established by the Committee on or before March 31, 2014.

The Committee may not increase the amount payable under this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, in its sole discretion, the Committee may reduce your Target Incentive Amount for a Performance Period and reduce the amount of the award payable under this Agreement.  If the threshold performance goals are not achieved for a Measurement Period then the award pursuant to this Agreement related to such Measurement Period shall lapse and be forfeited as of the end of the applicable Measurement Period. The Committee’s determinations with respect to a Measurement Period or Performance Period for purposes of this Agreement shall be binding upon all persons.

2.                                      TERMINATION OF EMPLOYMENT/CHANGE IN CONTROL.  The following provisions will apply in the event your employment with the Company and its Affiliates terminates on or before the end of the Performance Period.

2.1                               Termination Generally.  Except as specified in Sections 2.2 through 2.5 below, if your employment with the Company and its Affiliates terminates on or before the payment of the Award hereunder, all of your rights under this Agreement will lapse and be completely forfeited on the date your employment terminates.

2.2                               Termination Without Cause or For Good Reason.  Except as provided in Section 2.3, if the Company terminates your employment without Cause or if you terminate your employment with the Company for Good Reason (a) following the end of the 2013 Measurement Period and before the end of the Performance Period, then the Company shall pay to you in cash an amount equal to the amount, if any, you actually would have received under this Agreement with respect to the 2013 Measurement Period as if your employment with the Company and its Affiliates had not been so terminated; or (b) following the end of the 2014 Measurement Period and before the Incentive Amounts, if any, are paid, then the Company shall pay to you in cash an amount equal to the amount you actually would have received under this Agreement with respect to the 2013 and 2014 Measurement Periods as if your employment with the Company and its Affiliates had not been so terminated.  For the avoidance of doubt, if the Company terminates your employment without Cause or if you terminate your employment with the Company for Good Reason before January 1, 2014, and a Potential or Actual Change in Control of the Company does not occur prior to January 1, 2014, all of your rights under this Agreement with respect to any Incentive Amounts hereunder will lapse and be completely forfeited on the date your employment so terminates.  Any amount payable to you under this Section 2.2 shall be paid to you by the Company at the same time similarly situated employees receive Incentive Amounts for such Measurement Period.

2.3                               Potential or Actual Change in Control of the Company.

(i)                                     Employed upon a Change in Control of the Company.  If you are employed by the Company upon a Change in Control of the Company, then on the Payment Date the Company shall pay to you in cash an amount determined in accordance with Section 2.3(iii), less any amounts you previously received under this Agreement.

(ii)                                  Termination without Cause or Termination for Good Reason in Connection with a Potential Change in Control of the Company Before the End of the Performance Period.  If the Company terminates your employment without Cause or if you terminate your employment with the Company for Good Reason before the end of the Performance Period and prior to a Change in Control of the Company (whether or not a Change in Control of the Company ever occurs), and such termination or the circumstance or event which constitutes Good Reason occurs at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company or is otherwise in connection with or in anticipation of a Change in Control of the Company (whether or not a Change in Control of the Company ever occurs), then on the Payment Date the Company shall pay to you in cash an amount determined in accordance with Section 2.3(iii), less any amounts you previously received under this Agreement.

(iii)                               Change in Control Amount.  Notwithstanding anything to the contrary provided in this Agreement, if a Change in Control of the Company occurs during the 2013 Measurement Period (or with respect to payments pursuant to Section 2.3(ii), if an actual Change in Control does not occur, the date a Change in Control of the Company was scheduled to occur during the 2013 Measurement Period), the amount payable to you under Section 2.3(i) or 2.3(ii), as applicable, shall be equal to the actual amount you would have received under this Agreement based on actual results for the 2013 Measurement Period as of the date of the Change in Control of the Company (or, if no Change in Control occurs, the date a Change in Control was scheduled to occur multiplied by a fraction, the numerator of which is the number of days you were employed by the Company during the 2013 Measurement Period and the denominator of which is 365.   If a Change in Control of the Company occurs during the 2014 Measurement Period (or with respect to payments pursuant to Section 2.3(ii), if an actual Change in Control does not occur, the date a Change in Control of the Company was scheduled to occur during the 2014

Measurement Period), the amount payable to you under Section 2.3(i) or 2.3(ii), as applicable, shall be equal to the sum of (a) and (b) where (a) is an amount equal to the amount, if any, you actually would have received under this Agreement with respect to the 2013 Measurement Period and (b) is the actual amount you would have received under this Agreement with respect to the 2014 Measurement Period based on actual results for the 2014 Measurement Period as of the date of the Change in Control of the Company (or, if no Change in Control occurs, the date a Change in Control was scheduled to occur) multiplied by a fraction, the numerator of which is the number of days you were employed by the Company during the 2014 Measurement Period and the denominator of which is 365.

(iv)                              Payment Date.  An amount payable to you under Section 2.3(i) shall be paid to you by the Company within 30 days following the effective date of the applicable Change in Control of the Company.   An amount payable to you under Section 2.3(ii) shall be paid to you by the Company on the first regular payroll date next following your termination of employment or such later date as may be required under Section 5.

2.4                               Disability.  Notwithstanding any other provision of this Agreement to the contrary, if your employment with the Company and its Affiliates terminates because you incur a Disability before the end of the Performance Period and while in the active employ of the Company or its Affiliates, then on the Payment Date the Company will pay you in cash an amount equal to the amount, if any, you would have received under this Agreement if your employment with the Company and its Affiliates had not been terminated before the end of the Performance Period multiplied by a fraction the numerator of which is the number of days in the period commencing on January 1, 2013 and ending on the date of your termination due to a Disability and the denominator of which is 730, less any amounts you previously received under this Agreement.  If you are eligible for a payment under this Section 2.4 and die prior to receiving such payment, the Company shall pay your estate the amount as determined in the preceding sentence.   For purposes of this Agreement, the term “Disability” means, as determined by the Committee in its discretion exercised in good faith, any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months and that would entitle you to payment of disability income payments under the Company’s long-term disability insurance policy or plan for employees as then in effect for a period of not less than three months; or in the event that you are not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan for employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.  A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, you shall submit to an examination by such physician upon request by the Committee.

2.5                               Death.  Notwithstanding any other provision of this Agreement to the contrary, if you die before the end of the Performance Period and while in the active employ of the Company, then on the Payment Date the Company will pay your estate in cash an amount equal to the amount, if any, you would have received under this Agreement if your employment with the Company and its Affiliates had not terminated due to your death before the end of the Performance Period multiplied by a fraction the numerator of which is the number of days in the period commencing on January 1, 2013 and ending on the date of your death and the denominator of which is 730, less any amounts you previously received under this Agreement.

2.6                               Definitions.

(i)                                     Cause.  For purposes of this Agreement, the term “Cause” means your (a) conviction or plea of nolo contendre to a felony; (b) commission of fraud or a material act or omission involving dishonesty with respect to the Company or its Affiliates, as reasonably determined by the Company; (c) willful failure or refusal to carry out the material responsibilities of your employment, as reasonably determined by the Company; (d) gross negligence, willful misconduct, or engaging in a pattern of behavior which has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company; or (e) willfully engaging in any act or omission that is in material violation of a material policy of the Company, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.

(ii)                                  Good Reason.  For purposes of this Agreement, the term “Good Reason” means (a) a material adverse change in your status or position, including, without limitation, any material diminution in your position, duties, responsibilities or authority or the assignment to you of duties or responsibilities that are materially inconsistent with your status or position or, if applicable, a material breach by the Company of your employment agreement; (b) a material reduction in your annual base salary or a failure to pay same; (c) a material reduction in your target incentive award opportunities, expressed as a percentage of your base salary; (d) the relocation of your principal place of employment by more than 50 miles from the current location; or (e) at the time of a Change in Control of the Company, the successor or acquiring company fails or refuses to assume the obligations of the Company under this Agreement or, if applicable, your employment agreement.  Before terminating employment for Good Reason, you must specify in writing to the Company the nature of the act or omission that you deem to constitute Good Reason and provide the Company 30 days after receipt of such notice to review and, if applicable, correct the situation (and thus prevent your termination for Good Reason).

(iii)                               Payment Date.  If the threshold performance goals are achieved for the Performance Period and you have been in the continuous employ of the Company or its Affiliates through the end of the Performance Period or are eligible for a payment pursuant to Sections 2.4 or 2.5, except as otherwise provided in this Agreement, the Incentive Amounts payable for such Performance Period will be paid to you (or your estate if applicable) during the period commencing January 1, 2015 and ending March 31, 2015, as determined by the Committee.  The Company is liable for the payment of any amounts that become due under this Agreement.

3.                                      TAX WITHHOLDING.  To the extent that any payment pursuant to this Agreement results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company or its Affiliates have a withholding obligation under federal, state or local law, the Company is authorized to withhold from any such payment under this Agreement any tax required to be withheld by reason of such taxable income, wages or compensation sufficient to satisfy the withholding obligation.

4.                                      NONTRANSFERABILITY.  Your rights under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.  Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.

5.                                      SECTION 409A.  It is intended that the provisions of this Agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that this Agreement be operated in a manner consistent with such requirements to the extent applicable.  If you are identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which you have a “separation from service” (other than due to death) within the meaning of Treasury Regulation Section 1.409A-1(h), notwithstanding any other provision hereof, any payment of cash or transfer of shares payable on account of a separation from service that are deferred compensation within the meaning of Section 409A of the Code will take place on the earlier of (i) the first business day following the expiration of six months from your separation from service, (ii) the date of your death, or (iii) such earlier date as complies with the requirements of Section 409A of the Code.

6.                                      EMPLOYMENT RELATIONSHIP.  For purposes of this Agreement, you shall be considered to be in the employment of the Company as long as you have an employment relationship with the Company or its Affiliates.  The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, and the Committee’s determination shall be final and binding on all persons.

7.                                      NOT AN EMPLOYMENT AGREEMENT.  This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or guarantee the right to remain employed by the Company for any specified term.

8.                                      LIMIT OF LIABILITY.  Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Agreement.

9.                                      AFFILIATES.  For purposes of this Agreement, the term “Affiliates” means any corporation, partnership, limited liability company or association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

10.                               GOVERNING LAW.  The provisions of this Agreement and your rights hereunder shall be construed, administered and governed under the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  You are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Texas to resolve any and all issues that may arise out of or relate to this Agreement.

11.                               AMENDMENT.  This Agreement may not be amended except by a writing signed by the Company and the Grantee.

12.                               MISCELLANEOUS.  The terms “you” and “your” refer to the Grantee named in this Agreement.

In accepting the award set forth in this Agreement you accept and agree to be bound by all the terms and conditions of this Agreement.

SUPERMEDIA INC.	ACCEPTED BY:

By:	Participant:

Name:	Name:

Title:	Title:

Exhibit A
Incentive Amounts

The Incentive Amounts actually payable to you for the 2013 and 2014 Measurement Periods shall be determined based on the Company’s relative achievement during the 2013 and 2014 fiscal years of the performance metrics established by the Committee for EBITDA and Multi-product ad sales, as set forth below.

The amount payable to you under this Agreement as your award for the applicable Measurement Period is equal to an amount calculated as [(A x B) + (A x C)], where:

A = one-half of your Target Incentive Amount for the applicable Measurement Period

B = the applicable EBITDA Incentive Multiplier for such Measurement Period

C = the applicable Multi-product Ad Sales Incentive Multiplier for such Measurement Period

The EBITDA target performance objective for the 2013 Measurement Period is [•] (the “EBITDA Target”).  The EBITDA Incentive Multiplier will be a percentage that results from interpolating actual Company results from Column 1A below with the incentive multiplier range in Column 1B for the applicable Measurement Period:

Column 1A Percentage Achievement of EBITDA Target	Column 1B EBITDA Incentive Multiplier
90%	5%
93.7%	32.5%
98%	45%
100%	50%
105%	52.5%
120%	100%

The Multi-product Ad Sales target performance objective for the 2013 Measurement Period is [•] (the “Multi-product Ad Sales Target”).  The Multi-product Ad Sales Incentive Multiplier will be the percentage that results from interpolating on a straight-line basis the actual Company results from Column 2A with the incentive multiplier range in Column 2B for the applicable Measurement Period:

Column 2A Percentage Achievement of Multi-product Ad Sales Target	Column 2B Multi-product Ad Sales Incentive Multiplier
90%	5%
95%	35%
100%	50%
105%	100%

Calculation of the Company’s EBITDA and Multi-product Ad Sales results for each Measurement Period, and any Incentive Amounts payable to you for each Measurement Period and the Performance Period, will be as determined by the Committee in its sole and absolute discretion.

The EBITDA Target and Multi-product Ad Sales Target, along with threshold and maximum performance levels and fixed points of performance achievement that correspond to specified incentive multipliers for the 2014 Measurement Period, shall be established by the Committee on or before March 31, 2014.  You will be informed of the EBITDA Target and Multi-product Ad Sales Target, along with threshold and maximum performance levels and fixed points of performance achievement that correspond to specified incentive multipliers for the 2014 Measurement Period as soon as practicable following the Committee’s establishment of the targets and performance and payout ranges.

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